UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2006

SUNCOAST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	333-70231	65-0827141
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8592 Potter Park Drive, Suite 200, Sarasota, Florida                         34238

(Address of principal executive offices)                                 (Zip Code)

Registrant’s telephone number, including area code (941) 923-0500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into a Material Definitive Agreement.

On March 16, 2006, SunCoast Bancorp, Inc. (“SunCoast”) and NBC Capital Corporation (“NBC”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which SunCoast will merge with and into NBC (the “Merger”). NBC expects that, simultaneously with the consummation of the Merger, SunCoast Bank, a Florida state-chartered bank and wholly-owned subsidiary of SunCoast, would be merged with and into Cadence Bank, N.A., a national banking association and wholly-owned subsidiary of NBC.

As a result of the Merger, each share of common stock of SunCoast will be converted into the right to receive the merger consideration equal to $20.50, subject to certain potential adjustments (the “Merger Consideration”). The aggregate Merger Consideration is approximately $34.8 million. Holders of SunCoast common stock may elect to receive their pro rata share of the Merger Consideration in cash, shares of the common stock of NBC, or a combination of cash and stock; provided, however, that, notwithstanding any elections, in the aggregate, 45% of the Merger Consideration paid by NBC in connection with the Merger will be paid in cash. In addition, each option to purchase SunCoast common stock will be converted into cash in the amount of $20.50 less the exercise price of each such option. These options are valued at approximately $1.0 million.

The number of shares of NBC common stock to be issued to holders of SunCoast common stock will be determined based on the average daily closing price per share of NBC common stock for each of the ten consecutive trading days immediately preceding the effective date of the Merger (the “Average Market Price”). If on the effective date of the Merger, the Average Market Price is below certain agreed-upon price thresholds, then SunCoast has the right to terminate the Merger Agreement unless NBC determines, in its sole discretion, to increase the amount of stock consideration to be received by the holders of SunCoast common stock.

The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The consummation of the Merger is subject to (i) the approval of the Board of Governors of the Federal Reserve and the State of Florida Office of Financial Regulation, (ii) the approval of the shareholders of SunCoast and (iii) the satisfaction or waiver of other customary closing conditions.

NBC intends to file with the SEC a Registration Statement on Form S-4, which will contain the prospectus of NBC relating to the shares to be issued in the Merger and the proxy statement of SunCoast relating to a Special Meeting of Shareholders, at which the Merger Agreement will be considered and voted upon by SunCoast’s shareholders, as well as other relevant documents concerning the Merger. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will also be able to obtain the Form S-4 Registration Statement, including the exhibits filed therewith, free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by NBC free of charge by requesting them in writing from NBC Capital Corporation, P.O. Box 1187, Starkville, MS 29760: attn: Richard T. Haston. Investors may obtain documents filed with the SEC by SunCoast free of charge by requesting them in writing from SunCoast Bancorp, Inc., 8592 Potter Park Drive, Suite 200, Sarasota, FL 34238: attn: John S. Wilks.

SunCoast and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger. Information about such directors and executive officers and their ownership of SunCoast common stock will be included in the proxy statement/prospectus described above. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

ITEM 8.01	Other Events.

A copy of the press release dated March 16, 2006 announcing the Merger is filed herewith as Exhibit 99.2 and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Agreement and Plan of Merger by and between NBC Capital Corporation and SunCoast Bancorp, Inc., dated as of March 16, 2006.

Exhibit 99.2	Press Release dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOAST BANCORP, INC.

Dated: March 17, 2006	By:	/s/ John S. Wilks
John S. Wilks, Senior Vice
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Agreement and Plan of Merger by and between NBC Capital Corporation and SunCoast Bancorp, Inc., dated as of March 16, 2006.

Exhibit 99.2	Press Release dated March 16, 2006.